<SEQUENCE>1
<FILENAME>cpsl_sc13ga.txt



                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934

				(Amendment No. 1)

                           China Precision Steel, Inc.
                                (Name of Issuer)

                    Common Stock, $0.001 par value per share
                         (Title of Class of Securities)

                                    16941J106
                                 (CUSIP Number)

                                 December 31, 2009
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 9 Pages

CUSIP No. 16941J106                   13G/A                 Page 2 of 9 Pages

-------------------------------------------------------------------------------
     (1)  NAMES OF REPORTING PERSONS

          Hudson Bay Fund, LP
-------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                               (a)  [X]
                                                               (b)  [ ]
-------------------------------------------------------------------------------
     (3)  SEC USE ONLY
-------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    Warrants to purchase 180,600 shares of Common stock
OWNED BY       ----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ----------------------------------------------------------------

PERSON WITH:  (8)   SHARED DISPOSITIVE POWER

                    Warrants to purchase 180,600 shares of Common stock
-----------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          Warrants to purchase 180,600 shares of Common stock
-----------------------------------------------------------------------
     (10) CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                     [ ]
-------------------------------------------------------------------------------
     (11) PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0.39%
-------------------------------------------------------------------------------
     (12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
          PN
-------------------------------------------------------------------------------

CUSIP No. 16941J106                   13G/A                 Page 3 of 9 Pages

-------------------------------------------------------------------------------
     (1)  NAMES OF REPORTING PERSONS

          Hudson Bay Overseas Fund, Ltd.
-------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                               (a)  [X]
                                                               (b)  [ ]
-------------------------------------------------------------------------------
     (3)  SEC USE ONLY
-------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          Cayman Islands
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    Warrants to purchase 239,400 shares of Common stock
OWNED BY       ----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ----------------------------------------------------------------

PERSON WITH:   (8)  SHARED DISPOSITIVE POWER
                    Warrants to purchase 239,400 shares of Common stock
-------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          Warrants to purchase 239,400 shares of Common stock

-------------------------------------------------------------------------------
     (10) CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                     [ ]
-------------------------------------------------------------------------------
     (11) PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0.51%
-------------------------------------------------------------------------------
     (12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
          CO
-------------------------------------------------------------------------------

CUSIP No. 16941J106                   13G/A                 Page 4 of 9 Pages

-------------------------------------------------------------------------------
     (1)  NAMES OF REPORTING PERSONS

          Hudson Bay Capital Management, L.P.
-------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                               (a)  [X]
                                                               (b)  [ ]
-------------------------------------------------------------------------------
     (3)  SEC USE ONLY
-------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    Warrants to purchase 420,000 shares of Common stock
OWNED BY       ----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ----------------------------------------------------------------

PERSON WITH:   (8)  SHARED DISPOSITIVE POWER
                    Warrants to purchase 420,000 shares of Common stock
-------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          Warrants to purchase 420,000 shares of Common stock
-------------------------------------------------------------------------------
     (10) CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                     [ ]
-------------------------------------------------------------------------------
     (11) PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0.89%
-------------------------------------------------------------------------------
     (12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
          PN
-------------------------------------------------------------------------------

CUSIP No. 16941J106                   13G/A                 Page 5 of 9 Pages

-------------------------------------------------------------------------------
     (1)  NAMES OF REPORTING PERSONS

          Sander Gerber
-------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                               (a)  [X]
                                                               (b)  [ ]
-------------------------------------------------------------------------------
     (3)  SEC USE ONLY
-------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    Warrants to purchase 420,000 shares of Common stock
OWNED BY       ----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ----------------------------------------------------------------

PERSON WITH:   (8)  SHARED DISPOSITIVE POWER
                    Warrants to purchase 420,000 shares of Common stock
-------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          Warrants to purchase 420,000 shares of Common stock
-------------------------------------------------------------------------------
     (10) CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                     [ ]
-------------------------------------------------------------------------------
     (11) PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0.89%
-------------------------------------------------------------------------------
     (12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
          IN
-------------------------------------------------------------------------------

CUSIP No. 16941J106                   13G/A                Page 6 of 9 Pages

-------------------------------------------------------------------------------
     (1)  NAMES OF REPORTING PERSONS

          Yoav Roth
-------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                               (a)  [X]
                                                               (b)  [ ]
-------------------------------------------------------------------------------
     (3)  SEC USE ONLY
-------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          Israel
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    Warrants to purchase 420,000 shares of Common stock
OWNED BY       ----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ----------------------------------------------------------------

PERSON WITH:   (8)  SHARED DISPOSITIVE POWER
                    Warrants to purchase 420,000 shares of Common stock
-------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          Warrants to purchase 420,000 shares of Common stock
-------------------------------------------------------------------------------
     (10) CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                     [ ]
-------------------------------------------------------------------------------
     (11) PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0.89%
-------------------------------------------------------------------------------
     (12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
          IN
-------------------------------------------------------------------------------

CUSIP No. 16941J106                   13G/A                Page 7 of 9 Pages

-------------------------------------------------------------------------------
     (1)  NAMES OF REPORTING PERSONS


          John Doscas
-------------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                               (a)  [X]
                                                               (b)  [ ]
-------------------------------------------------------------------------------
     (3)  SEC USE ONLY
-------------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    Warrants to purchase 420,000 shares of Common stock
OWNED BY       ----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ----------------------------------------------------------------

PERSON WITH:   (8)  SHARED DISPOSITIVE POWER
                    Warrants to purchase 420,000 shares of Common stock
-------------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          Warrants to purchase 420,000 shares of Common stock
-------------------------------------------------------------------------------
     (10) CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                     [ ]
-------------------------------------------------------------------------------
     (11) PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
          0.89%
-------------------------------------------------------------------------------
     (12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
          IN
-------------------------------------------------------------------------------

CUSIP No. 16941J106                   13G/A                Page 8 of 9 Pages
-------------------------------------------------------------------------------

This Amendment No. 1 (this "Amendment") amends the statement on
Schedule 13G filed on May 21, 2008 (as amended, the "Schedule 13G") with respect to the shares of common stock, $0.001 par value per share, (the "Common Stock") of China Precision Steel, Inc.,
(the "Company").   Capitalized terms used herein and not otherwise
defined in this Amendment have the meanings set forth in the
Schedule 13G. This Amendment amends and restates Items and 4 and 5 in their entirety.

Item 1.

(a)  Name of Issuer

          China Precision Steel, Inc., a Delaware corporation (the "Company")

(b)  Address of Issuer's Principal Executive Offices

          8th Floor, Teda Building, 87 Wing Lok Street, Sheungwan
          Hong Kong, The People's Republic of China




Item 4.   Ownership

       Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     The information required by Items 4(a) - (c) is set forth in Rows 5 - 11 of the cover page for each Reporting Person hereto and is incorporated herein by reference for each such Reporting Person. The Company's Quarterly Report for the quarterly period ended December 31, 2009 filed on Form 10-Q on February 16, 2008, indicates that as of February 10, 2010, there were 46,562,955 shares of Common Stock outstanding. Hudson Bay Fund, LP holds warrants to purchase 180,600 shares of Common Stock and Hudson Bay
     Overseas Fund, Ltd. holds warrants to purchase 239,400 shares of Common Stock.


     However, pursuant to the terms of the applicable warrants, the Hudson Bay Funds cannot exercise any of these warrants until such time as the Reporting Persons would not beneficially own after any such exercise more than 4.99% of the outstanding shares of Common Stock.

     The Investment Manager, which serves as the investment manager to the Hudson Bay Funds, may be deemed to be the beneficial owner of all shares of Common Stock beneficially owned by the Hudson Bay Funds. Each of the Reporting Individuals, as executive officers of the Investment Manager with the power to exercise investment discretion, may be deemed to be the beneficial owner of all shares of Commmon Stock beneficially owned by the Hudson Bay Funds. Each of the Investment Manager and the Reporting Individuals hereby disclaims any beneficial ownership of any such shares of Common Stock, except for their pecuniary interest therein.


Item 5.   Ownership of Five Percent or Less of a Class

       If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

CUSIP No. 16941J106                   13G/A                Page 9 of 9 Pages
-------------------------------------------------------------------------------
                                   SIGNATURES

       After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete, and correct.

Dated: February 16, 2010


HUDSON BAY FUND, LP                      HUDSON BAY OVERSEAS FUND, LTD.

By: /s/ Yoav Roth                        By: /s/ Yoav Roth
    -------------                            -------------
Name:  Yoav Roth                         Name:  Yoav Roth
Title  Principal and Portfolio Manager   Title  Principal and Portfolio Manager

HUDSON BAY CAPITAL MANAGEMENT, L.P.

By: /s/ Yoav Roth                        /s/ Sander Gerber
    ----------------                         -----------------
Name:  Yoav Roth                             SANDER GERBER
Title  Principal and Portfolio Manager



/s/ Yoav Roth                            /s/ John Doscas
    -------------                            -----------------
    YOAV ROTH                                JOHN DOSCAS